EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES PROGRESS
IN PLAN TO PAY OFF STRATEGIC FINANCING WITH AGREEMENT
TO SELL THE HILTON BOSTON BACK BAY

DALLAS – February 29, 2024 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that it has signed a definitive agreement to sell the 390-room Hilton Boston Back Bay (the “Hotel”) in Boston, Massachusetts for $171 million ($438,000 per key). The sale is expected to be completed in March, and is subject to normal closing conditions. The Company provides no assurances that the sale will be completed on these terms or at all.

For the trailing twelve months ended December 31, 2023, the Hotel’s net income was $2.3 million, its net operating income was $14.9 million, and its Hotel EBITDA was $16.7 million. When adjusted for the Company’s anticipated capital expenditures, the sale price represents a 7.3% capitalization rate on 2023 net operating income, or 12.3x 2023 Hotel EBITDA. Excluding the anticipated capital spend, the sale price represents an 8.7% capitalization rate on 2023 net operating income, or 10.2x 2023 Hotel EBITDA. The Company expects the net proceeds to be approximately $70 million after repayment of the underlying mortgage debt and closing costs. The Company expects to use the net proceeds for general corporate purposes including the paydown of its strategic financing.

“We are pleased to announce the planned sale of the Hilton Boston Back Bay for a very attractive value,” commented Rob Hays, Ashford Trust’s President and Chief Executive Officer.

“This sale is an early step toward the recently announced plan to pay off our strategic financing. We continue to have several assets in the market at various stages of the sales process and look forward to providing more updates in the coming weeks.”

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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Ashford Hospitality Trust, Inc.
Hilton Boston Back Bay
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months Ending
December 31, 2023
Net income (loss)	$2.3
Interest expense	8.9
Amortization of loan costs	0.5
Depreciation and amortization	4.7
Non-hotel EBITDA ownership expense	0.3
Hotel EBITDA	$16.7
Capital reserve	(1.8)
Hotel Net Operating Income	$14.9

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All information in this table is based upon unaudited operating financial data for the twelve month period ended December 31, 2023. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.
EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles, before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by the trailing 12 month EBITDA. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s hotel EBITDA minus a capital expense reserve of 4% of gross revenues.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans, including its plans to raise capital through a combination of asset sales, mortgage debt refinancings and non-traded preferred capital raising and to pay off its strategic financing. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “could,” “plan,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of Ashford Trust’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: our ability to complete the sale of Hilton Boston Back Bay on the terms currently anticipated or at all; our ability to raise sufficient capital to pay off our strategic debt; our ability to repay, refinance, or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are made only as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make an investment decision concerning our securities. Investors should not place undue reliance on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.
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